Exhibit 99.1

Research Solutions Elects Former Elsevier CEO John Regazzi to Board of Directors

A Recognized Pioneer of STM Information Industry, Regazzi Brings to the Board more than 40 Years of Corporate, Government and Academic Experience

ENCINO, Calif. – June 25, 2015 – Research Solutions, Inc. (OTCQB: RSSS), a pioneer in providing on-demand access to scientific, technical and medical (STM) information for life science companies, academic institutions, and other research intensive organizations has elected John Regazzi to its board of directors. His appointment increases the total number of board members to seven, with four members serving independently.

Regazzi is an information services and IT industry innovator, with more than four decades of experience. He is currently managing director of Akoya Capital Partners, a sector focused private investment firm, where for the last few years he has served as its professional information services sector leader. He has also been a professor at the Long Island University’s College of Education, Information and Technology since 2005, and has served as dean of LIU’s College of Information and Computer Science.

Before joining Akoya Capital Partners, Regazzi served for several years as CEO of Elsevier Inc. and managing director of the NYSE-listed Reed Elsevier, the world’s largest publisher and information services company for journal and related scientific, technical and medical content. At Reed Elsevier, he oversaw its expansive electronic publishing portfolio, with a program staff of 3,000 and revenues exceeding $1 billion. He was previously CEO of Engineering Information, which he helped turnaround before being acquired by Reed Elsevier.

“John brings an extraordinary depth of experience, skill and knowledge to our board,” said Research Solutions president and CEO, Peter Derycz. “He joins us at a pivotal stage, with our transition to a fully digital solution for accessing high-value STM information, as it continues to accelerate and gain traction with major corporate and academic users. We expect John’s deep understanding of STM content sourcing and delivery to help guide the global expansion and reach of our Article Galaxy platform.”

As a recognized industry thought leader, Regazzi has designed, launched, and managed some of the most innovative and well-known information services in the professional communities, including the Engineering Village, Science Direct, Scirus and Scopus, as well as numerous other electronic information services dating back to the early days of the online and CD-ROM industries.

Regazzi made his first mark on the information industry at H.W.Wilson Company, which was founded in 1888 as the nation’s first publisher of indexing service, monographs and library reference materials. As its vice president, he was the first to bring a publisher online with their own distribution services, successfully challenging the industry of established aggregation services. He also helped launch the content CD-ROM industry, creating the first commercially available CD-ROM text database and delivering the keynote address at Microsoft’s first CD-ROM conference.

He has served on a variety of corporate and industry boards, including the British Standards Institute Group and the American Institute of Physics, and he recently was appointed and serves as chairman of the board of National Technical Information Service, a division of the U.S. Department of Commerce. He currently serves as chairman of LawLogix Group and Inflexxion, both Akoya portfolio companies.

Regazzi’s accomplishments have been recognized with a number of awards, including the St. John’s University President’s Award, Columbia University’s Joseph Wheeler Award, and American Library Association’s Dartmouth Medal. He also received the American Society for Information Science Award for Outstanding Doctoral Dissertation. He has published numerous articles in leading trade publications, as well as two noted books regarding the information industry.

Regazzi earned his BS from St. Johns University, MA from University of Iowa, MS from Columbia University, and PhD. in Information Science from Rutgers University.

About Research Solutions

Research Solutions, Inc. (OTCQB:RSSS) and its wholly-owned subsidiary Reprints Desk, Inc. (www.reprintsdesk.com) are pioneers in providing on-demand access to scientific, technical, and medical (STM) information for life science companies, academic institutions, and other research intensive organizations. Our customers include 70% of the top 25 pharma companies in the world. Our cloud based software-as-a-service (SaaS) solution, Article Galaxy, provides customers with access to the over one million newly published articles each year in addition to the tens of millions of existing articles that have been published in the past, helping them to identify the content that is critical to their research. We help our customers create and speed discoveries, save time and money, and remain copyright compliant. We have arrangements with numerous STM content publishers that allow electronic access and distribution of their content. In addition to serving end users of content, we also serve STM publishers by facilitating compliance with applicable copyright laws.

About Reprints Desk®

Reprints Desk improves how journal articles and clinical reprints are accessed, procured, and legally used in evidence-based promotions, medical affairs, and scientific, technical, and medical (STM) research. Organizations fueled by intellectual property choose Reprints Desk because of its collaborative business approach, efficient article supply system and services, and commitment to quality post-sales support. Reprints Desk has ranked #1 in every Document Delivery Vendor Scorecard from industry analyst and advisory firm Outsell Inc. since 2008.

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Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the Company’s products in the market; the Company’s success in obtaining new customers; the Company’s success in technology and product development; the Company’s ability to execute its business model and strategic plans; the Company’s success in integrating acquired entities and assets, and all the risks and related information described from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the financial statements and related information contained in the Company’s Annual Report on Form 10-K and interim Quarterly Reports on Form 10-Q. Examples of forward looking statements in this release include statements regarding the Company’s global expansion. The Company assumes no obligation to update the cautionary information in this release.

Media Contact:

Research Solutions, Inc.

Ian Palmer, Chief Sales and Marketing Officer

+1 (415) 533-8308

ipalmer@reprintsdesk.com

Investor Relations:

Liolios Group, Inc.

Chris Tyson

Tel 949-574-3860

RSSS@liolios.com

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